Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 333-184292) on Form S-8 of CoreLogic, Inc. of our report dated June 25, 2014,with respect to the statements of net assets available for benefits of CoreLogic, Inc. 401(k) Savings Plan as of December 31, 2013 and 2012, the related statements of changes in net assets available for benefits for the years ended December 31, 2013 and 2012, and the related supplemental schedule as of December 31, 2013 appearing in this Annual Report (Form 11-K) of CoreLogic, Inc. 401(k) Savings Plan.

/s/ Moss Adams LLP
Los Angeles, California
June 25, 2014